Exhibit 2.1

RIGHTS AGREEMENT

DATED AS OF September 16, 2013

as amended on June 3, 2014

between

TRILLIUM THERAPEUTICS INC.
(formerly, Stem Cell Therapeutics Corp.)

and

COMPUTERSHARE INVESTOR SERVICES INC.

as Rights Agent

RIGHTS AGREEMENT

RIGHTS AGREEMENT dated as of September 16, 2013, as amended on June 3, 2014 between TRILLIUM THERAPEUTICS INC. (formerly, Stem Cell Therapeutics Corp.) (the “Corporation”) and COMPUTERSHARE INVESTOR SERVICES INC., as rights agent (the “Rights Agent”, which term shall include any successor Rights Agent hereunder).

WHEREAS:

A.

The board of directors of the Corporation (the “Board”) has determined it advisable and in the best interests of the Corporation to adopt a shareholder rights plan (the “Rights Plan”) to ensure, to the extent possible, that all shareholders of the Corporation are treated fairly in connection with any take-over offer for the Corporation; and

B.	In order to implement the Rights Plan, the Board:

(a)

authorized and declared a distribution of one right (“Right”) effective 5:00 p.m. (Toronto time on September 16, 2013 in respect of each Common Share (as hereinafter defined) outstanding at the Record Time (as hereinafter defined);

(b)

authorized the issuance of one Right in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time (as hereinafter defined) and the Expiration Time (as hereinafter defined); and

(c)

the Corporation appointed the Rights Agent to act on behalf of the Corporation and the holders of Rights, and the Rights Agent was willing to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

C.	Each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Corporation pursuant to the terms and subject to the conditions set forth herein; and

D.

The Rights Agent has agreed to act on behalf of the Corporation in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein.

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the Corporation and the Rights Agent hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Certain Definitions

In this Agreement, unless the context otherwise requires:

	(a)	“Acquiring Person” means any Person who is the Beneficial Owner of 20% or more of the outstanding Voting Shares; provided however, that the term “Acquiring Person” does not include:

		(i)	the Corporation or any Subsidiary of the Corporation,

		(ii)	an underwriter or member of a banking or selling group that acquires Voting Shares from the Corporation in connection with a distribution of securities, or

(iii)	any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of one or any combination of:

(A)

a Voting Share Reduction which, by reducing the number of Voting Shares outstanding, increases the percentage of Voting Shares Beneficially Owned by such Person to 20% or more of the Voting Shares then outstanding,

	(B)	a Permitted Bid Acquisition,

	(C)	an Exempt Acquisition,

	(D)	a Pro-Rata Acquisition, or

	(E)	a Convertible Security Acquisition,

in each such case, until such time thereafter as such Person becomes the Beneficial Owner (otherwise than pursuant to any one or more of a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition, a Pro-Rata Acquisition, or a Convertible Security Acquisition) of additional Voting Shares constituting more than 1% of the Voting Shares then outstanding, in which event such Person shall become an Acquiring Person as of the date and time of acquisition of such additional Voting Shares;

(iv)

for a period of 10 days after the Disqualification Date (as hereinafter defined), any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of such Person becoming disqualified from relying on clauses (vi) or (viii) of the definition of Beneficial Owner. In this definition, “Disqualification Date” means the first date of public announcement of facts indicating that such Person has or is making or has announced an intention to make a Take-over Bid alone or by acting jointly or in concert with any other Person; or

(v)

a Grandfathered Person; provided however, that this exemption does not apply to any Grandfathered Person in the event that such Grandfathered Person becomes, after the Record Time, the Beneficial Owner of additional Voting Shares such that its Beneficial Ownership of Voting Shares is increased by more than 1% of the number of Voting Shares then outstanding (other than pursuant to any one or more of a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition, a Pro-Rata Acquisition, or a Convertible Security Acquisition).

(b)

“Affiliate”, when used to indicate a relationship with a specified corporation, means a Person that directly, or indirectly through one or more controlled intermediaries, controls, or is controlled by, or is under common control with, such specified corporation.

(c)	“Agreement” means this Rights Agreement as amended and supplemented from time to time.

(d)

“Associate”, when used to indicate a relationship with a specified Person, means (i) a spouse of such specified Person, (ii) any Person of either sex with whom such specified Person is living in a conjugal relationship outside marriage or (iii) any relative of such specified Person or of a Person mentioned in clauses (i) or (ii) of this definition if that relative has the same residence as the specified Person.

(e)	A Person is deemed the “Beneficial Owner” and to have “Beneficial Ownership” of and to “Beneficially Own”, any securities:

(i) of which such Person or any of such Person’s Affiliates or Associates is the owner at law or in equity;

(ii)

as to which such Person or any of such Person’s Affiliates or Associates has the right to become owner at law or in equity (where such right is exercisable within a period of 60 days, whether or not on condition or the happening of any contingency or the making of any payment) pursuant to any agreement, arrangement, pledge or understanding, whether or not in writing (other than (x) customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a public offering or private placement of securities, and (y) pledges of securities in the ordinary course of business), or upon the exercise of any Convertible Securities; and

(iii)	which are Beneficially Owned within the meaning of clauses (i) or (ii) of this definition by any other Person with which such Person or any of such Person’s Affiliates is acting jointly or in concert, provided however, that a Person is not deemed the “Beneficial Owner”, or to have “Beneficial Ownership” of, or to “Beneficially Own”, any security:

(iv)

by reason of such security having been deposited or tendered pursuant to a tender or exchange offer or Take-over Bid made by such Person or any of such Person’s Affiliates or Associates or any other Person referred to in clause (iii) of this definition until the earlier of such deposited or tendered security (A) being accepted unconditionally for payment or exchange or (B) being taken up and paid for;

(v)

by reason of the holder of such security having agreed to deposit or tender such security to a Take-over Bid made by such Person or any of such Person’s Affiliates or Associates or any other Person referred to in clause (iii) of this definition pursuant to a Permitted Lock-up Agreement;

(vi)	by reason of such Person, any of such Person’s Affiliates or Associates or any other Person referred to in clause (iii) of this definition holding such security, provided that:

(A)

the ordinary business of the Person (in this definition, the “Manager”) includes the management of mutual funds or investment funds for others (which others may include or be limited to one or more employee benefit plans or pension plans) and such security is held by the Manager in the ordinary course of such business in the performance of such Manager’s duties for the account of any other Person (in this definition, a “Client”), including non-discretionary accounts held on behalf of a Client by a dealer or broker registered under applicable laws;

(B)

the Person (in this definition, a “Trust Company”) is licenced to carry on the business of a trust company under applicable law and, as such, acts as a trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each, in this definition, an “Estate Account”) or in relation to other accounts (each, in this definition, an “Other Account”) and holds such security, and is acting, in the ordinary course of such duties for the Estate Account or for such Other Accounts;

	(C)	the ordinary business of such Person includes acting as an agent of the Crown in the management of public assets (in this definition, the “Crown Agent”);

(D)

the Person is an independent Person established by statute for purposes that include, and the ordinary business or activity of such Person (in this definition, the “Statutory Body”) includes, the management of investment funds for employee benefit plans, pension plans, insurance plans of various public bodies and the Statutory Body holds such security for the purposes of its activities as such; or

(E)

the Person (in this definition, the “Administrator”) is the administrator or trustee of one or more pension funds or plans (each, in this definition, a “Plan”) or is a Plan registered under the laws of Canada or any province thereof or the corresponding laws of the jurisdiction by which such Plan is governed and the Administrator or Plan holds such security for the purposes of its activities as such, but only if the Manager, the Trust Company, the Crown Agent, the Statutory Body, the Administrator or the Plan, as the case may be, is not then making and has not announced a current intention to make a Take-over Bid, other than an Offer to Acquire Common Shares or other securities pursuant to a distribution by the Corporation or by means of ordinary market transactions (including prearranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange or an organized over-the-counter market, alone or by acting jointly or in concert with any other Person;

(vii)	because such Person, or any other Person acting jointly or in concert with such Person is:

	(A)	a Client of the same Manager as another Person on whose account the Manager holds such security;

	(B)	an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds such security; or

	(C)	a Plan with the same Administrator as another Plan on whose account the Administrator holds such securities;

(viii)	because such Person, or any other Person acting jointly or in concert with such Person, is:

	(A)	a Client of a Manager and such security is owned at law or in equity by the Manager;

	(B)	an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company; or

	(C)	a Plan and such security is owned at law or in equity by the Administrator of the Plan; or

(ix)	because such Person is the registered holder of securities as a result of carrying on the business of, or acting as nominee for, a securities depository.

For purposes of this Agreement, the percentage of Voting Shares Beneficially Owned by any Person at any time shall be and be deemed to be the product determined by the formula:

100 x A
           B

where:	A =	the number of votes for the election of all directors generally attached to the Voting Shares Beneficially Owned by such Person at such time; and

	B =	the number of votes for the election of all directors generally attaching to all Voting Shares actually outstanding.

Where any Person is deemed to Beneficially Own unissued Voting Shares, such Voting Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Voting Shares Beneficially Owned by such Person, but unissued Voting Shares which another Person may be deemed to Beneficially Own shall not be included in the denominator of the above formula.

(f)	“Business Corporations Act” means the corporate statute under which the Corporation subsists at the relevant time.

(g)

“Business Day” means any day other than (i) Saturday, (ii) Sunday or, (iii) unless otherwise specified, a day on which Canadian chartered banks in the City of Toronto, Ontario are generally authorized or obligated by law to close.

(h)	“Canadian-U.S. Exchange Rate” means, on any date, the inverse of the U.S.-Canadian Exchange Rate.

(i)

“Canadian Dollar Equivalent” of any amount which is expressed in United States dollars means, on any date, the Canadian dollar equivalent of such amount determined by reference to the Canadian-U.S. Exchange Rate on such date.

(j)

“Close of Business” on any given date means 5:00 p.m. (Toronto time, unless otherwise specified), on such date; provided however, that if such date is not a Business Day, “Close of Business” on such date shall mean 5:00 p.m., (Toronto time, unless otherwise specified), on the next succeeding Business Day.

(k)	“Common Shares” means the common shares in the capital of the Corporation.

(l)	“Competing Permitted Bid” means a Take-over Bid that:

(i) is made after a Permitted Bid or Competing Permitted Bid has been made and prior to the expiry of that Permitted Bid or Competing Permitted Bid (in this definition, the “Prior Bid”);

(ii) satisfies all components of the definition of a Permitted Bid other than the requirements set out in clause (ii) of that definition; and

(iii)

contains, and the take up and payment for securities tendered or deposited thereunder are subject to, irrevocable and unqualified conditions that no Voting Shares shall be taken up or paid for pursuant to the Competing Permitted Bid:

(A)

prior to the Close of Business (Toronto time) on a date that is not earlier than the later of 35 days after the date of such Competing Permitted Bid and the earliest date on which Voting Shares may be taken up or paid for under any Prior Bid in existence at the date of such Competing Permitted Bid; and

(B)

then only if, at the time that such Voting Shares are first taken up or paid for, more than 50% of the then outstanding Voting Shares held by Independent Shareholders have been deposited or tendered pursuant to the Competing Permitted Bid and not withdrawn.

(m)	a Person is “controlled” by another Person if:

(i)

securities entitled to vote in the election of directors, trustees or others occupying a corresponding office carrying more than 50% of the votes for the election of directors, trustees or others occupying a corresponding office are held, directly or indirectly, by or on behalf of the other Person; and

(ii)

the votes carried by such securities are entitled, if exercised, to elect a majority of the directors, trustees or others occupying a corresponding office of such Person, and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

(n)	“Convertible Securities” means at any time:

(i) any right (contractual or otherwise and regardless of whether such right constitutes a security) to acquire Voting Shares from the Corporation; and

(ii) any securities issued by the Corporation from time to time (other than the Rights) carrying any exercise, conversion or exchange right,

which is then exercisable or exercisable within a period of 60 days from that time pursuant to which the holder thereof may acquire Voting Shares or other securities convertible into or exercisable or exchangeable for Voting Shares (in each case, whether such right is then exercisable or exercisable within a period of 60 days from that time and whether or not on condition or the happening of any contingency).

(o)

“Convertible Security Acquisition” means the acquisition of Voting Shares upon the exercise of Convertible Securities received by a Person pursuant to a Permitted Bid Acquisition, an Exempt Acquisition or a Pro-Rata Acquisition.

(p)	“Effective Date” means September 16, 2013.

(q)

“Exchange Act of 1934” means the Securities Exchange Act of 1934, as amended, of the United States of America and the rules and regulations thereunder, unless otherwise specified, as the same exist on the date hereof.

(r)	“Exempt Acquisition” means a Share acquisition:

(i) in respect of which the Board has waived the application of Section 3.1 pursuant to the provisions of Section 5.1 hereof;

(ii)

pursuant to a regular dividend reinvestment or other plan of the Corporation made available by it to all holders of Voting Shares of a class or series of Voting Shares where such plan permits the holder to direct that dividends paid in respect of such Voting Shares be applied to the purchase from the Corporation of further securities of the Corporation;

(iii)

pursuant to a distribution of Shares or Convertible Securities made by the Corporation pursuant to a prospectus or private placement, provided that such prospectus or private placement was approved by the Board and any applicable regulatory authorities; or

(iv)

pursuant to a distribution of Shares or Convertible Securities made by the Corporation pursuant to a statutory procedure requiring Shareholder approval, including an amalgamation, merger or plan of arrangement.

(s)

“Exercise Price” means, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price equals $100.

(t)

“Expiration Time” means the earliest of: (i) the Termination Time and (ii) the termination of the annual meeting of the Corporation in the year 2016 unless at such meeting the duration of this Agreement is extended.

(u)	“Flip-in Event” means a transaction or event that results in a Person becoming an Acquiring Person.

(v)	“Fiduciary” means a trust company registered under the laws of Canada or any province thereof or a portfolio manager registered under the securities legislation of one or more provinces of Canada.

(w)	“Grandfathered Person” means a person who is the Beneficial Owner of more than 20% of the outstanding Voting Shares as of the Record Time.

(x)	“Independent Shareholders” means all holders of Common Shares other than:

	(i)	any Acquiring Person;

	(ii)	any Offeror;

	(iii)	any Affiliate or Associate of any Acquiring Person or Offeror;

	(iv)	any Person acting jointly or in concert with any Person referred to in clauses (i) or (ii); and

(v)

any employee benefit plan, deferred profit sharing plan, stock participation plan or trust for the benefit of employees of the Corporation or a wholly-owned Subsidiary of the Corporation, unless the beneficiaries of such plan or trust direct the manner in which such Common Shares are to be voted or direct whether the Common Shares are to be tendered to a Take-over Bid.

(y)

“Market Price” per security of any securities on any date means the average of the daily closing prices per security of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided however, that if an event of a type analogous to any of the events described in Section 2.3 hereof has caused the closing prices used to determine the Market Price on any Trading Days not to be fully comparable with the closing price on such date (or, if such date is not a Trading Day, on the immediately preceding Trading Day), each such closing price so used is to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the closing price on such date (or, if such date is not a Trading Day, on the immediately preceding Trading Day). The closing price per security of any securities on any date shall be:

(i)

the closing board lot sale price or, in the case no such sale takes place on such date, the average of the closing bid and asked prices for each share of such securities as reported by the principal stock exchange in Canada on which such shares are listed or posted for trading;

(ii)

if such shares are not listed or posted for trading on any stock exchange in Canada, the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for each share of such securities as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange in the United States on which such shares are listed or admitted to trading;

(iii)

if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a stock exchange in Canada or a national securities exchange in the United States, the last quoted price, or if not so quoted, the average of the high bid and low asked prices for each share of such securities in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or such other system then in use; or

(iv)

if on any such date such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected in good faith by the Board; provided however, that if on any such date such shares are not traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of such securities on such date as determined by a nationally or internationally recognized investment dealer or investment banker. The Market Price shall be expressed in Canadian dollars and if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars at the Canadian Dollar Equivalent thereof on the relevant Trading Day.

(z)	“Offer to Acquire” includes:

	(i)	an offer to purchase, or a solicitation of an offer to sell, (including an offer commenced by public announcement or advertisement);

	(ii)	an acceptance of an offer to sell, whether or not such offer to sell has been solicited,

or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell.

(aa)

“Offeror” means a Person who is making or has announced a current intention to make a Take- over Bid (including a Permitted Bid or Competing Permitted Bid but excluding an ordinary market transaction (including a prearranged trade in the ordinary course of business) contemplated in paragraph (vi) of the definition of Beneficial Owner) but only so long as the Take-over Bid so announced or made has not been withdrawn or terminated or has not expired.

(bb)	“Permitted Bid” means a Take-over Bid which is made by means of a Take-over Bid circular and which also complies with the following additional provisions:

	(i)	the Take-over Bid is made to all holders of Voting Shares as registered on the books of the Corporation, other than the Offeror;

(ii)

the Take-over Bid contains, and the take-up and payment for securities tendered or deposited thereunder are subject to, an irrevocable and unqualified condition that no Voting Shares shall be taken up or paid for pursuant to the Take-over Bid prior to the Close of Business (Toronto time) on a date which is not less than 60 days after the date of the Take-over Bid and only if at such date more than 50% of the Voting Shares held by Independent Shareholders have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

(iii)

the Take-over Bid contains an irrevocable and unqualified provision that, unless the Take-over Bid is withdrawn, Voting Shares may be deposited pursuant to such Take-over Bid at any time during the period of time between the date of the Take-over Bid and the date on which Voting Shares may be taken up and paid for and that any Voting Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

(iv)

the Take-over Bid contains an irrevocable and unqualified provision that if, on the date on which Voting Shares may be taken up and paid for, more than 50% of the Voting Shares held by Independent Shareholders have been deposited or tendered pursuant to the Take-over Bid and not withdrawn, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Voting Shares for not less than 10 Business Days from the date of such public announcement, provided that a Permitted Bid will cease to be a Permitted Bid at any time when such bid ceases to meet any of the provisions of this definition.

(cc)	“Permitted Bid Acquisition” means a Share acquisition made pursuant to a Permitted Bid or Competing Permitted Bid.

(dd)

“Permitted Lock-Up Agreement” means an agreement (the “Lock-up Agreement”) between a Person and one or more holders of Voting Shares (each holder referred to herein as a “Locked-up Person”), the terms of which are publicly disclosed and a copy of which is made available to the public, including the Corporation, pursuant to which such holders agree to deposit or tender Voting Shares to a Take-over Bid (the “Lock-up Bid”) made by the Person or any of such Person’s Affiliates or Associates or any other Person referred to in clause (iii) of the definition of Beneficial Owner, whether such Lock-up Bid is made before or after the Lock-up Agreement is signed, provided that:

(i)

the Lock-up Agreement permits the Locked-up Person to terminate its agreement to deposit or tender to or to not withdraw Voting Shares from the Lock-up Bid in the event a “Superior Offer” is made to the Locked-up Person. For purposes of this Subsection, a “Superior Offer” is any Take-over Bid, amalgamation, arrangement or similar transaction pursuant to which the cash equivalent value of the consideration per share to be received by holders of the Voting Shares under such transaction (the “Superior Offer Consideration”) is greater than the cash equivalent value per share to be received by holders of Voting Shares under the Lock-up Bid (the “Lock-up Bid Consideration”). Notwithstanding the foregoing, the Lock-up Agreement may require that the Superior Offer Consideration must exceed the Lock-up Bid Consideration by a specified percentage before such termination rights take effect, provided such specified percentage is not greater than 7%.

For greater clarity, the Lock-up Agreement may contain a right of first refusal or require a period of delay to give the Person who made the Lock-up Bid an opportunity to match a higher price in another Take-over Bid or transaction or similar limitation on the Locked-up Person’s right to withdraw Voting Shares from the agreement, so long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Voting Shares during the period of the other Take-over Bid or transaction; and

(ii)	no “break-up” fees, “top-up” fees, penalties, expenses, or other amounts that exceed, in the aggregate, the greater of:

	(A)	2.5% of the Lock-up Bid Consideration payable under the Lock-up Agreement to the Locked-up Person; and

	(B)	one-half of the difference between the Superior Offer Consideration payable to the Locked-up Person and the Lock-up Bid Consideration the Locked-up Person would have received under the Lock-up Bid, shall be payable pursuant to the Lock-up Agreement in the event that the Locked-up Person fails to tender Voting Shares pursuant to the Lock-up Bid or withdraws Voting Shares from the Lock-Up Bid in order to accept the other Take-over Bid or transaction.

(ee)

“Person” includes any individual, firm, partnership, association, trust, body corporate, joint venture, syndicate or other form of unincorporated organization, government and its agencies and instrumentalities or other entity or group (whether or not having legal personality) and any successor (by merger, statutory amalgamation or arrangement, or otherwise) thereof.

(ff)

“Pro-Rata Acquisition” means the acquisition of Voting Shares or securities convertible into or exchangeable for Voting Shares (i) as a result of a stock dividend, stock split or other event pursuant to which a Person receives or acquires Voting Shares or securities convertible into or exchangeable for Voting Shares on the same pro-rata basis as all other holders of Voting Shares of the same class or series, or (ii) pursuant to the receipt and/or exercise of rights issued by the Corporation on a pro-rata basis to all holders of a class or series of Voting Shares to subscribe for or purchase Voting Shares or securities convertible into or exchangeable for Voting Shares provided that such rights are acquired directly from the Corporation and not from any other Person, provided that the Person acquiring such Voting Shares does not thereby acquire a greater percentage of such Voting Shares, or securities convertible into or exchangeable for such Voting Shares, than the Person’s percentage of Voting Shares Beneficially Owned immediately prior to such acquisition.

(gg)	“Record Time” means the Close of Business (Toronto time) on September 16, 2013.

(hh)	“Redemption Price” has the meaning ascribed to that term in Subsection 5.1(a) hereof.

(ii)

“Regular Periodic Cash Dividends” means cash dividends paid at regular intervals in any fiscal year of the Corporation to the extent that such cash dividends do not exceed, in the aggregate, the greatest of:

(i) 200% of the aggregate amount of cash dividends declared payable by the Corporation on its Common Shares in its immediately preceding fiscal year;

(ii) 300% of the arithmetic mean of the aggregate amount of cash dividends declared payable by the Corporation on its Common Shares in its three immediately preceding fiscal years; and

(iii) 100% of the aggregate consolidated net income of the Corporation, before extraordinary items, for its immediately preceding fiscal year.

(jj)	“Rights Certificate” has the meaning ascribed to that term in Subsection 2.2(c) hereof.

(kk)	“Rights Holders’ Special Meeting” means a meeting of the holders of Rights called by the Board and conducted in accordance with the terms hereof.

(ll)

“Securities Act of 1933” means the Securities Act of 1933, as amended, of the United States of America and the rules and regulations thereunder, unless otherwise specified, as the same exist on the date hereof.

(mm)	“Securities Act” means the Securities Act, R.S.O. 1990, c. S-5, as amended, and the regulations and rules thereunder, unless otherwise specified, as the same exist on the date hereof.

(nn)	“Separation Time” means the Close of Business (Toronto time) on the tenth Trading Day after the earliest of:

(i) the Stock Acquisition Date;

(ii)

the date of the commencement of, or first public announcement of the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence, a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid, as the case may be); and

(iii) the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such,

or such later date as may be determined by the Board provided however, that if any such Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for purposes of this definition, never to have been made.

(oo)	“Shares” means the shares in the capital of the Corporation.

(pp)

“Stock Acquisition Date” means the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 5.2 of Multilateral Instrument 62-104 Take-Over Bids and Issuer Bids or Section 13(d) under the Exchange Act of 1934, as amended from time to time and any provision substituted therefor) by the Corporation or an Acquiring Person of facts indicating that an Acquiring Person has become such.

(qq)	“Subsidiary”:

A body corporate is a Subsidiary of another body corporate if:

(i)

it is controlled by (A) that other, or (B) that other and one or more bodies corporate, each of which is controlled by that other, or (C) two or more bodies corporate, each of which is controlled by that other; or

(ii)	it is a Subsidiary of a body corporate that is that other’s Subsidiary.

(rr)

“Take-over Bid” means an Offer to Acquire Voting Shares or securities convertible into Voting Shares, where the Voting Shares subject to the Offer to Acquire, together with the Voting Shares, if any, into which the securities subject to the Offer to Acquire are convertible and the Voting Shares Beneficially Owned by the Offeror at the date of the Offer to Acquire constitute, in the aggregate, 20% or more of the then outstanding Voting Shares.

(ss)	“Termination Time” means the time at which the right to exercise Rights shall terminate pursuant to Section 5.1 hereof.

(tt)

“Trading Day”, when used with respect to any securities, means a day on which the principal securities exchange in Canada on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any securities exchange in Canada, a day on which the principal securities exchange in the United States of America on which such securities are listed or admitted to trading is open for the transaction of business, or if the securities are not listed or admitted to trading on any securities exchange in Canada or the United States of America, a Business Day.

(uu)	“U.S.-Canadian Exchange Rate” means, on any date:

(i)	if on such date the Bank of Canada sets an average noon spot rate of exchange for the conversion of one United States dollar into Canadian dollars, such rate; and

(ii)	in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars calculated in the manner which shall be determined by the Board from time to time.

(vv)

“U.S. Dollar Equivalent” of any amount which is expressed in Canadian dollars means, on any date, the United States dollar equivalent of such amount determined by reference to the U.S.- Canadian Exchange Rate on such date.

(ww)	“Voting Share Reduction” means an acquisition or a redemption by the Corporation of Voting Shares.

(xx)	“Voting Shares” means, collectively, the Common Shares and any other Shares entitled to vote generally for the election of directors.

1.2	Holder

As used in this Agreement, unless the context otherwise requires, the “holder” when used with reference to Rights, means the registered holder of such Rights or, prior to the Separation Time, the associated Common Shares.

1.3	Acting Jointly or in Concert

For purposes of this Agreement, a Person is acting jointly or in concert with every other Person who is a party to any agreement, commitment or understanding (whether formal or informal and whether or not in writing), to acquire or offer to acquire Voting Shares (other than customary agreements with and between underwriters and banking group or selling group members with respect to the distribution of securities pursuant to a prospectus or by way of private placement and other than pursuant to pledges of securities in the ordinary course of business).

1.4	Application of Statutes, Regulations and Rules

Where a statute, regulation or rule is referred to in a definition or other provision of this Agreement, it shall be conclusively deemed to have application in the contemplated circumstances notwithstanding that such statute, regulation or rule might not, but for the provisions of this Section 1.4, have application for want of jurisdiction or otherwise.

1.5	Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.6	Headings and References

The headings of the Articles and Sections of this Agreement and the Table of Contents are inserted for convenience and reference only and shall not affect the construction or interpretation of this Agreement. All references to Articles, Sections, Subsections and Exhibits are to articles and sections and subsections of and exhibits to, and forming part of, this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder”, “this Agreement”, “the Rights Agreement” and similar expressions refer to this Agreement including the Exhibits, as the same may be amended, modified or supplemented at any time or from time to time.

1.7	Singular, Plural, etc.

In this Agreement, where the context so admits, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

ARTICLE 2
THE RIGHTS

2.1	Legend on Common Share Certificates

Certificates for Common Shares issued after the Record Time hereof and prior to the earlier of the Separation Time and the Expiration Time shall evidence one Right for each Common Share represented thereby and shall have impressed, printed, or written thereon or otherwise affixed thereto a legend in substantially the following form:

“Until the earlier of the Separation Time or the Expiration Time (as such terms are defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement dated as of September 16, 2013 (the “Rights Agreement”), as amended on June 3, 2014 between Trillium Therapeutics Inc. (the “Corporation”) and Computershare Investor Services Inc., as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file and may be inspected during normal business hours at the principal executive offices of the Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be amended or redeemed, may expire, may become void, or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge within five days after the receipt of a written request therefor.”

Certificates representing Common Shares that are issued and outstanding at the Record Time shall evidence one Right for each Common Share evidenced thereby notwithstanding the absence of a legend in substantially the foregoing form until the earlier of the Separation Time and the Expiration Time.

2.2	Initial Exercise Price: Exercise of Rights: Detachment of Rights

(a)

Subject to adjustment as herein set forth, each Right will entitle the holder thereof, after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one Common Share. Notwithstanding any other provision of this Agreement, any Rights held by the Corporation or any of its Subsidiaries are void.

	(b)	Until the Separation Time,

		(i)	the Rights are not exercisable and no Right may be exercised; and

(ii)

for administrative purposes, each Right shall be evidenced by the certificate for the associated Common Share registered in the name of the holder thereof (which certificate is deemed to represent a Rights Certificate) and is transferable only together with, and shall be transferred by a transfer of, such associated Common Share.

	(c)	After the Separation Time and prior to the Expiration Time, the Rights (i) may be exercised and

(ii)

shall be registered and transferable independent of Common Shares. Promptly following the Separation Time, the Corporation shall prepare and the Rights Agent shall mail to each holder of record of Common Shares as of the Separation Time (other than an Acquiring Person, any other Person whose Rights are or become void pursuant to the provisions of Subsection 3.1(b) hereof and, in respect of any Rights Beneficially Owned by such Acquiring Person which are not held of record by such Acquiring Person, the holder of record of such Rights), at such holder’s address as shown in the records of the Corporation (the Corporation hereby agreeing to furnish copies of such records to the Rights Agent for this purpose),

(i)

a certificate (a “Rights Certificate”) in substantially the form of Exhibit A hereto appropriately completed and registered in such holder’s name, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and

		(ii)	a disclosure statement describing the Rights.

(d)

Rights may be exercised in whole at any time or in part from time to time on any Business Day (or other day that is not a bank holiday at the place of exercise) after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent at its office in the City of Toronto, Canada or at any other office of the Rights Agent or any Co-Rights Agent in the city(ies) specified in the Rights Certificate or designated from time to time for that purpose by the Corporation after consultation with the Rights Agent:

(i)

the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate, appropriately completed and duly executed by the holder or his executors or administrators or other personal representatives or his legal attorney duly appointed by instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

(ii)

payment by certified cheque or money order payable to the order of the Corporation, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the issuance, transfer or delivery of Rights Certificates or the issuance, transfer or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being exercised.

(e)

Upon receipt of a Rights Certificate accompanied by a duly completed and executed Election to Exercise which does not indicate that Rights evidenced by such Rights Certificate have become void pursuant to Subsection 3.1(b) hereof and payment as set forth in Subsection 2.2(d) above, the Rights Agent (unless otherwise instructed by the Corporation) shall thereupon promptly:

(i)

requisition from a transfer agent of the Common Shares certificates for the number of Common Shares to be purchased (the Corporation hereby irrevocably authorizing its transfer agents to comply with all such requisitions);

	(ii)	when appropriate, requisition from the Corporation the amount of cash to be paid in lieu of issuing fractional Common Shares;

(iii)

after receipt of such certificates, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder together with, where applicable, any cash payment in lieu of a fractional interest; and

	(iv)	tender to the Corporation all payments received on exercise of the Rights.

(f)

In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing (subject to the provisions of Subsection 5.5(a) hereof) the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)	The Corporation covenants and agrees to:

(i)

take all such action as may be necessary on its part and within its powers to ensure that all Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates evidencing such Shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered and be fully paid and non- assessable;

(ii)

take all reasonable action as may be necessary on its part and within its power to comply with any applicable requirements of the Business Corporations Act, the securities acts or comparable legislation of each of the provinces and territories of Canada and the Securities Act of 1933, and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance and delivery of Rights Certificates and of any securities of the Corporation upon exercise of Rights;

(iii)

use its reasonable efforts to cause all Common Shares issued upon exercise of Rights to be listed on the stock exchanges on which the Common Shares were traded immediately before the Stock Acquisition Date; and

(iv)

pay when due and payable any and all Canadian and United States federal, provincial and state transfer taxes (not including any taxes referable to the income or profit of the holder or exercising Person or any liability of the Corporation to withhold tax) and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any Shares of the Corporation issued upon the exercise of Rights, provided that the Corporation shall not be required to pay any transfer tax or charge - which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for securities in a name other than that of the holder of the Rights being transferred or exercised.

2.3	Adjustments to Exercise Price, Number of Rights

The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3.

	(a)	If the Corporation shall at any time after the Record Time and prior to the Expiration Time:

(i)

declare or pay a dividend on Common Shares payable in Common Shares (or other Shares of capital or securities exchangeable for or convertible into or giving a right to acquire Common Shares or other Shares of capital) otherwise than pursuant to any optional share dividend program;

		(ii)	subdivide or change the outstanding Common Shares into a greater number of Common Shares;

		(iii)	consolidate or change the outstanding Common Shares into a smaller number of Common Shares; or

(iv)

issue any Common Shares (or other shares of capital or securities exchangeable for or convertible into or giving a right to acquire Common Shares or other Shares of capital) in respect of, in lieu of, or in exchange for, existing Common Shares in a reclassification or redesignation of Common Shares, an amalgamation or statutory arrangement, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefore shall occur after the Separation Time, the securities purchasable upon exercise of Rights shall be adjusted in the manner set forth below. If an event occurs which would require an adjustment under both this Section 2.3 and Subsection 3.1(a), the adjustment provided for in this Section 2.3 shall be in addition to, and shall be made prior to, any adjustment required under Subsection 3.1(a) . If the Exercise Price and number of Rights are to be adjusted,

(v)

the Exercise Price in effect after such adjustment shall be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares (or other Shares of capital) (the “Expansion Factor”) that a holder of one Common Share immediately prior to such dividend, subdivision, change, consolidation or issuance would hold immediately thereafter as a result thereof (assuming the exercise of all such exchange or conversion rights, if any); and

(vi)

each Right held prior to such adjustment shall become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights shall be deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the Shares issued in respect of such dividend, subdivision, change, consolidation or issuance, so that each such Common Share (or other whole Share or security exchangeable for or convertible into a whole Share of capital) shall have exactly one Right associated with it.

If the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment shall be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, subdivision, change, consolidation or issuance would hold immediately thereafter as a result thereof. To the extent that any such rights of exchange, conversion or acquisition are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect based upon the number of Common Shares (or securities convertible into or exchangeable for Common Shares) actually issued upon the exercise of such rights. If, after the Record Time and prior to the Expiration Time, the Corporation issues any shares of its authorized capital other than Common Shares in a transaction of a type described in the first sentence of this Subsection 2.3(a), such shares shall be treated herein as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances and the Corporation and the Rights Agent agree to amend this Agreement in order to effect such treatment.

If the Corporation, at any time after the Record Time and prior to the Separation Time, issues any Common Shares otherwise than in a transaction referred to in the preceding paragraph, each such Common Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such Share.

(b)

If the Corporation, at any time after the Record Time and prior to the Separation Time, fixes a record date for the making of a distribution to all holders of Common Shares of rights or warrants entitling them (for a period expiring within 45 days after such record date) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares) at a price per Common Share (or, in the case of a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares, having a conversion, exchange or exercise price (including the price required to be paid to purchase such convertible or exchangeable security or right) per share) that is less than 90% of the Market Price per Common Share on such record date, the Exercise Price shall be adjusted. The Exercise Price in effect after such record date shall equal the Exercise Price in effect immediately prior to such record date multiplied by a fraction, of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the total number of Common Shares so to be offered (and/or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered (including the price required to be paid to purchase such convertible or exchangeable securities or rights)) would purchase at such Market Price and of which the denominator shall be the number of shares of Common Shares outstanding on such record date plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable). In case such subscription price may be paid in a consideration part or all of which is in a form other than cash, the value of such consideration shall be as determined by the Board. To the extent that any such rights or warrants are not so issued or, if issued, are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based upon the number of Common Shares (or securities convertible into or exchangeable for Common Shares) actually issued upon the exercise of such rights or warrants, as the case may be. For purposes of this Agreement, the granting of the right to purchase Common Shares (whether previously unissued, treasury shares or otherwise) pursuant to any optional dividend reinvestment plan and/or any Common Share purchase plan providing for the reinvestment of dividends payable on securities of the Corporation and/or employee stock option, stock purchase or other employee benefit plan (so long as such right to purchase is in no case evidenced by the delivery of rights or warrants) shall not be deemed to constitute an issue of rights or warrants by the Corporation; provided however, that, in the case of any dividend reinvestment plan, the right to purchase Common Shares is at a price per share of not less than 90% of the then current market price per share (determined as provided in such plan) of the Common Shares.

(c)

If the Corporation, at any time after the Record Time and prior to the Separation Time, fixes a record date for the making of a distribution to all holders of Common Shares of evidences of indebtedness or assets (other than a Regular Periodic Cash Dividend or a dividend paid in Common Shares) or rights or warrants (excluding those referred to in Subsection 2.3(a) or 2.3(b)), the Exercise Price shall be adjusted. The Exercise Price in effect after such record date shall, subject to adjustment as provided in the penultimate sentence of Subsection 2.3(b), equal the Exercise Price in effect immediately prior to such record date less the fair market value of the portion of the assets, evidences of indebtedness, rights or warrants so to be distributed applicable to the securities purchasable upon exercise of one Right.

(d)	Each adjustment made pursuant to this Section 2.3 shall be made as of:

	(i)	the payment or effective date for the applicable dividend, subdivision, change, consolidation or issuance in the case of an adjustment made pursuant to Subsection 2.3(a) above; and

	(ii)	the record date for the applicable dividend or distribution, in the case of an adjustment made pursuant to subsections 2.3(b) or (c) above.

(e)

Notwithstanding anything herein to the contrary, no adjustment to the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such Exercise Price; provided however, that any adjustments which by reason of this Subsection 2.3(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. Each adjustment made pursuant to this Section 2.3 shall be calculated to the nearest cent or to the nearest one ten-thousandth of a Common Share or Right, as the case may be.

(f)

All Rights originally issued by the Corporation subsequent to any adjustment made to an Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of Common Shares purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(g)

Unless the Corporation has exercised its election as provided in Subsection 2.3(h), upon each adjustment of an Exercise Price as a result of the calculations made in subsections 2.3(b) or (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Common Shares (calculated to the nearest one ten-thousandth) obtained by:

	(i)	multiplying (A) the number of Common Shares covered by a Right immediately prior to this adjustment, by (B) the Exercise Price in effect immediately prior to such adjustment of the Exercise Price; and

	(ii)	dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price.

(h)

The Corporation may elect on or after the date of any adjustment of an Exercise Price to adjust the number of Rights, in lieu of any adjustment in the number of Common Shares purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of Common Shares for which a Right was exercisable immediately prior to such adjustment. Each Right held of record immediately prior to such adjustment of the number of Rights shall become the number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Exercise Price in effect immediately prior to the adjustment of the Exercise Price by the Exercise Price in effect immediately after adjustment of the Exercise Price. The Corporation shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Exercise Price is adjusted or any date thereafter, but, if the Rights Certificates have been issued, shall be at least 10 calendar days after the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Subsection 2.3(h), the Corporation shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date, Rights Certificates evidencing the additional Rights to which such holder shall be entitled as a result of such adjustment, or, at the option of the Corporation, shall cause to be distributed to such holders of record in substitution or replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Corporation, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein and may bear, at the option of the Corporation, the adjusted Exercise Price and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

(i)

Irrespective of any adjustment or change in the securities purchasable upon exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the securities so purchasable which were expressed in the initial Rights Certificates issued hereunder.

(j)

If, as a result of an adjustment made pursuant to Section 3.1, the holder of any Right thereafter Exercised shall become entitled to receive any securities other than Common Shares, thereafter the number of such other securities so receivable upon exercise of any Right and the applicable Exercise Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as may be practicable to the provisions with respect to the Common Shares contained in the foregoing subsections of this Section 2.3 and the provisions of this Agreement with respect to the Common Shares shall apply on like terms to any such other securities.

(k)

In any case in which this Section 2.3 requires that any adjustment in the Exercise Price be made effective as of a record date for a specified event, the Corporation may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date of the number of Common Shares and other securities of the Corporation, if any, issuable upon such exercise over and above the number of Common Shares and other securities of the Corporation, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Common Shares or other securities upon the occurrence of the event requiring such adjustment.

(l)	Whenever an adjustment to the Exercise Price or a change in the securities purchasable upon the exercise of Rights is made pursuant to this Section 2.3, the Corporation shall promptly:

	(i)	prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment;

	(ii)	file with the Rights Agent and with each transfer agent for the Common Shares, a copy of such certificate; and

	(iii)	cause notice of the particulars of such adjustment or change to be given to the holders of the Rights.

Failure to file such certificate or to cause such notice to be given as aforesaid, or any defect therein, shall not affect the validity of any such adjustment or change.

2.4	Date on Which Exercise is Effective

Each Person in whose name any certificate for Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Shares represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly submitted (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other charges payable by the exercising holder hereunder) was made; provided however, that if the date of such exercise is a date upon which the relevant Share transfer books of the Corporation are closed, such Person shall be deemed to have become the recorded holder of such Shares on, and such certificate shall be dated, the next succeeding Business Day on which the said Share transfer books of the Corporation are open.

2.5	Execution, Authentication, Delivery and Dating of Rights Certificates

(a)

The Rights Certificates shall be executed on behalf of the Corporation by its Chairman, President and Chief Executive Officer or one of its Vice-Presidents, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.

(b)

Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Corporation shall bind the Corporation, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

(c)

Promptly after the Corporation learns of the Separation Time, the Corporation shall notify the Rights Agent of such Separation Time and shall deliver Rights Certificates executed by the Corporation to the Rights Agent for countersignature, and the Rights Agent shall countersign (manually or by facsimile signature in a manner satisfactory to the Corporation) and deliver such Rights Certificates to the holders of the Rights pursuant to Subsection 2.2(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent in the manner described above.

(d) Each Rights Certificate shall be dated the date of countersignature thereof.

2.6	Registration, Registration of Transfer and Exchange

(a)

The Corporation shall cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Corporation and registering Rights and transfers of Rights as herein provided. If the Rights Agent shall cease to be the Rights Registrar, the Rights Agent shall have the right to examine the Rights Register at all reasonable times.

After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Subsection 2.6(c) below, the Corporation shall execute, and the Rights Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificate so surrendered.

(b)

All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Corporation, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c)

Every Rights Certificate surrendered for registration of transfer or exchange shall have the form of assignment thereon duly completed and endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Corporation or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and other expenses (including the reasonable fees and expenses of its Rights Agent) connected therewith.

(d)	The Corporation is not required to register the transfer or exchange of any Rights after the Rights have been terminated pursuant to the provisions of this Agreement.

2.7	Mutilated, Destroyed, Lost and Stolen Rights Certificates

(a)

If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Corporation shall execute and the Rights Agent shall countersign and deliver a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)

If the Corporation and the Rights Agent receive prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and their respective agents harmless, then, in the absence of notice to the Corporation or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Corporation shall execute and upon the Corporation’s request, the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c)

As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

(d)

Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Corporation, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.8	Persons Deemed Owners

Prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Share certificate) for registration of transfer, the Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Time, such Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights means the registered holder of such Rights (or, prior to the Separation Time, the associated Shares).

2.9	Delivery and Cancellation of Certificates

All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Corporation may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Corporation may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.9, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Corporation.

2.10	Agreement of Rights Holders

Every holder of Rights by accepting the same consents and agrees with the Corporation and the Rights Agent and with every other holder of Rights that:

	(a)	such holder shall be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

	(b)	prior to the Separation Time, each Right is transferable only together with, and shall be transferred by a transfer of, the associated Share;

	(c)	after the Separation Time, the Rights Certificates are transferable only on the Rights Register as provided herein;

(d)

prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Share certificate) for registration of transfer, the Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Share certificate made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent shall be affected by any notice to the contrary;

	(e)	such holder has waived all rights to receive any fractional Right or fractional Share upon exercise of a Right;

(f)

this Agreement may be supplemented or amended from time to time pursuant to Subsection 5.4(a) or the last sentence of the penultimate paragraph of Subsection 2.3(a) hereof upon the sole authority of the Board without the approval of any holder of Rights.

2.11	Rights Certificate Holder Not Deemed a Shareholder

No holder of any Rights or Rights Certificate is entitled, as such holder, to vote, receive dividends or be considered for any purpose the holder of any Common Share or any other share or security of the Corporation which may at any time be issuable on the exercise of the Rights represented thereby, and nothing contained herein or in any Rights Certificate is to be construed as conferring upon the holder of any Right or Rights Certificate, as such, any right of a holder of Common Shares or any other shares or securities of the Corporation or any right to vote at any meeting of shareholders of the Corporation whether for the election of directors or otherwise or upon any matter submitted to holders of Common Shares or any other shares of the Corporation at any meeting thereof, or to give or withhold consent to any action of the Corporation or to receive notice of any meeting or other action affecting any holder of Common Shares or any other shares of the Corporation except as expressly provided herein, or to receive dividends, distributions or subscription rights, or otherwise, until the Rights evidenced by Rights Certificates have been duly exercised in accordance with the terms and provisions hereof.

ARTICLE 3
ADJUSTMENTS TO THE RIGHTS
IN THE EVENT OF CERTAIN TRANSACTIONS

3.1	Flip-in Event

(a)

Subject to the provisions of Subsection 3.1(b) and Section 5.1 hereof, if prior to the Expiration Time a Flip-in Event occurs, each Right shall thereafter constitute, effective at the Close of Business on the tenth Business Day after the relevant Stock Acquisition Date, the right to purchase from the Corporation, upon exercise thereof in accordance with the terms hereof, that number of Common Shares of the Corporation having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in the event that, after such date of consummation or occurrence, an event of a type analogous to any of the events described in Section 2.3 hereof shall have occurred with respect to such Common Shares).

(b)

Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a Flip-In Event, any Rights that are or were Beneficially Owned on or after the earlier of the Separation Time and the Stock Acquisition Date by:

	(i)	an Acquiring Person (or any Person acting jointly or in concert with an Acquiring Person or with an Affiliate or Associate of an Acquiring Person); or

(ii)

a direct or indirect transferee of, or other successor in title to, such Rights (a “Transferee”), who becomes a Transferee concurrently with or subsequent to the Acquiring Person becoming an Acquiring Person, in a transfer, whether or not for consideration, that the Board has determined is part of a plan, understanding or scheme of an Acquiring Person (or an Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate of an Acquiring Person) that has the purpose or effect of avoiding the provisions of this Subsection 3.1(b) applicable in the circumstances contemplated in clause (i) hereof, shall thereupon be void and any holder of such Rights (including any Transferee) shall thereafter have no rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The holder of any Rights represented by a Rights Certificate which is submitted to the Rights Agent, or any Co-Rights Agent, upon exercise or for registration of transfer or exchange which does not contain the necessary certifications set forth in the Rights Certificate establishing that such Rights are not void under this Subsection 3.1(b) shall be deemed to be an Acquiring Person for the purposes of this Subsection 3.1(b) and such rights shall be null and void.

(c)

From and after the Separation Time the Corporation shall do all such acts and things as shall be necessary and within its power to ensure compliance with the provisions of this Section 3.1, including without limitation, all such acts and things as may be required to satisfy the requirements of the Business Corporations Act, the Securities Act and the securities laws or comparable legislation in each of the provinces of Canada in respect of the issue of Common Shares upon the exercise of Rights in accordance with this Agreement.

(d)

Any Rights Certificate that represents Rights Beneficially Owned by a Person described in either clauses (i) or (ii) of Subsection 3.1(b) hereof or transferred to any nominee of any such Person, and any Rights Certificate issued upon the transfer, exchange or replacement of any other Rights Certificate referred to in this sentence shall contain the following legend:

“The Rights represented by this Rights Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Rights Agreement) or was acting jointly or in concert with any of them. This Rights Certificate and the Rights represented hereby shall become void in the circumstances specified in Subsection 3.1(b) of the Rights Agreement.”

provided however, that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall be required to impose such legend only if instructed to do so by the Corporation or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not an Acquiring Person or an Affiliate or Associate thereof or acting jointly or in concert with any of them.

ARTICLE 4
THE RIGHTS AGENT

4.1	General

(a)

The Corporation hereby appoints the Rights Agent to act as agent for the Corporation and the holders of Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Corporation may from time to time appoint one or more co-rights agents (each, a “Co-Rights Agent”) as it may deem necessary or desirable after consultation with and subject to the approval of the Rights Agent. In such event, the respective duties of the Rights Agent and any Co-Rights Agent shall be as the Corporation may determine after consultation with the Rights Agent and Co-Rights Agent. The Corporation agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Corporation also agrees to indemnify the Rights Agent, its officers, directors, employees and agents for, and to hold them harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or wilful misconduct on the part of the Rights Agent, its officers, directors, employees or agents, for anything done or omitted by them in connection with the acceptance and performance of this Agreement, including legal costs and expenses, which right to indemnification shall survive the termination of this Agreement or the resignation or removal of the Rights Agent.

(b)

The Rights Agent shall be protected from, and shall incur no liability for or in respect of, any action taken, suffered or omitted by it in connection with its performance of this Agreement in reliance upon any certificate for Shares, Rights Certificate, certificate for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, opinion, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

(c)

The Corporation shall inform the Rights Agent in a reasonably timely manner of events which may materially affect the administration of this Agreement by the Rights Agent and, at any time upon written request, shall provide to the Rights Agent an incumbency certificate certifying the then current officers of the Corporation.

(d)

It is understood that instructions to the Rights Agent will, except where circumstances make it impracticable or the Rights Agent otherwise agrees, be given in writing and, where not in writing, such instructions will be confirmed in writing as soon as reasonably possible after the giving of such instructions.

(e)

The Corporation shall give notice in writing to the Rights Agent of any supplement, amendment, deletion, variation, or recession to this Agreement pursuant to Section 5.4 within 5 Business Days of the date of such supplement, amendment, deletion, variation, or recession, provided that failure to give such notice, or any defect therein, shall not affect the validity of any such supplement, amendment, deletion, variation, or recession.

4.2	Merger or Amalgamation or Change of Name of Rights Agent

(a)

Any body corporate into which the Rights Agent or any successor Rights Agent may be merged or amalgamated with or into, or any body corporate succeeding to the securityholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such body corporate would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

(b)

In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3	Duties of Rights Agent

The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Corporation and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a)

The Rights Agent, at the expense of the Corporation, may retain and consult with legal counsel (who may be legal counsel for the Corporation), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)

Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Corporation prior to taking or suffering any action or refraining from taking any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by an individual believed by the Rights Agent to be the Chairman, the President and Chief Executive Officer or any Vice-President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Corporation and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken, omitted or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

	(c)	The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or wilful misconduct.

(d)

The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Corporation only.

(e)

The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Share certificate or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Corporation of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Subsection 3.1(b) hereof) or any adjustment required under the provisions of Section 2.3 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 hereof describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty is to the authorization or reservation of any Shares to be issued pursuant to this Agreement or any Rights or as to whether any Shares shall, when issued, be duly and validly authorized, executed, issued and delivered and be fully paid and non-assessable.

(f)

The Corporation agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g)

The Rights Agent is hereby authorized to rely upon and directed to accept written instructions with respect to the performance of its duties hereunder from any individual believed by the Rights Agent to be the Chairman, the President and Chief Executive Officer or any Vice-President or the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Corporation, and to apply to such individuals for advice or instructions in connection with its duties, and it shall not be liable for any action taken, omitted or suffered by it in good faith in accordance with instructions of any such individual.

(h)

The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in Shares, Rights or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Corporation or for any other legal entity.

(i)

The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation resulting from any such act, omission, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

4.4	Change of Rights Agent

The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days’ notice (or such lesser notice as is acceptable to the Corporation) in writing delivered or mailed to the Corporation and to each transfer agent of Shares by first class mall, and mailed or delivered to the holders of the Rights in accordance with Section 5.8 hereof. The Corporation may remove the Rights Agent upon 30 days’ notice in writing, mailed or delivered to the Rights Agent and to each transfer agent of the Shares by first class mail, and mailed to the holders of the Rights in accordance with Section 5.8 hereof. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Corporation shall appoint a successor to the Rights Agent. If the Corporation fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Corporation), then the holder of any Rights may apply, at the Corporation’s expense, to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof and authorized to carry on the business of acting as a rights agent in the Province of Ontario. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Corporation shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Shares, and mail a notice thereof in writing to the holders of the Rights in accordance with Section 5.8. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be. For greater certainty, any notice required to be sent pursuant to this Agreement to holders of the Rights by the Rights Agent after its resignation or removal shall be at the expense of the Corporation.

ARTICLE 5
MISCELLANEOUS

5.1	Redemption and Waiver

(a)

With the prior consent of the holders of Voting Shares (obtained as described in Section 5.4(b)), the Board may, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.000001 per Right appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 if an event of the type analogous to any of the events described in Section 2.3 shall have occurred (such redemption price being herein referred to as the “Redemption Price”).

(b)

The Board may waive the application of Section 3.1 in respect of the occurrence of any Flip-in Event if the Board has determined within 10 Trading Days following a Stock Acquisition Date that a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under this Agreement and if such a waiver is granted by the Board, such Stock Acquisition Date is deemed not to have occurred. Any such waiver pursuant to this Subsection 5.1(b) must be on the condition that such Person has, within 14 days after the foregoing determination by the Board or such earlier or later date as the Board may determine (the “Disposition Date”), reduced its Beneficial Ownership of Voting Shares such that the Person is no longer an Acquiring Person. If the Person remains an Acquiring Person at the close of business on the Disposition Date, the Disposition Date is deemed to be the date of occurrence of a further Stock Acquisition Date and Section 3.1 applies thereto.

	(c)	If before the occurrence of a Flip-in Event a Person acquires, pursuant to:

		(i)	a Permitted Bid;

		(ii)	a Competing Permitted Bid; or

		(iii)	a Take-over Bid in respect of which the Board has waived the application of Section 3.1 pursuant to Subsection 5.1(d),

any outstanding Common Shares, the Corporation shall, immediately upon such acquisition and without further formality, redeem the Rights at the Redemption Price.

(d)

The Board acting in good faith may, prior to the occurrence of a Flip-in Event, upon prior written notice to the Rights Agent, waive the application of Section 3.1 to that particular Flip-in Event, provided that the Flip-in Event would occur by reason of a Take-over Bid made by means of a Take-over Bid circular sent to all holders of record of Voting Shares, further provided that if the Board waives the application of Section 3.1 to that particular Flip-in Event, the Board shall be deemed to have waived the application of Section 3.1 to any other Flip-in Event occurring by reason of a Take-over Bid made by means of a Take-over Bid circular sent to all holders of record of Voting Shares prior to the expiry of any Take-over Bid (as the same may be extended from time to time), in respect of which a waiver is, or is deemed to have been, granted under this Subsection 5.1(d).

(e)

If the Rights are redeemed pursuant to this Agreement, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights is to receive the Redemption Price.

(f)

Within 10 days after the Rights are redeemed pursuant to this Agreement, the Corporation shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last address as they appear upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Voting Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption must state how the Redemption Price will be paid.

(g)

Where a Take-over Bid that is not a Permitted Bid or a Competing Permitted Bid expires, is withdrawn or otherwise terminates after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board may elect to redeem all the outstanding Rights at the Redemption Price.

(h)

Upon the Rights being redeemed pursuant to Subsection 5.1(g), the Board shall be deemed to have distributed new Rights to the holders of Common Shares as of such date and in respect of each additional Common Share issued thereafter, on the same basis as Rights were first distributed hereunder and thereafter, all the provisions of this Agreement shall continue to apply to such redistributed Rights as if the Separation Time referred to in Section 5.1(g) had not occurred and which for all purposes of this Agreement shall be deemed to not have occurred and the new Rights shall be outstanding and attached to the outstanding Common Shares as of and after such date, subject to and in accordance with the provisions of this Agreement.

(i)

Until the occurrence of a Flip-in Event as to which the application of Section 3.1 has not been waived pursuant to this Section, upon written notice to the Rights Agent, the Board, with the prior consent of the holders of Voting Shares given in accordance with Subsection 5.4(b), may determine, if such Flip-in Event would occur by reason of an acquisition of Voting Shares other than pursuant to a Take-over Bid made by means of a Take-over Bid circular to all holders of Voting Shares and other than in the circumstances set forth in Subsection 5.1(b), to waive the application of Section 3.1 to such Flip-in Event. If the Board proposes such a waiver, the Board shall extend the Separation Time to a date subsequent to and not more than 10 Business Days following the meeting of shareholders called to approve such waiver.

5.2	Expiration

No Person shall have any rights pursuant to this Agreement or any Right after the Expiration Time, except as provided in Section 4.1 hereof.

5.3	Issuance of New Rights Certificates

Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Corporation may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board to reflect any adjustment or change in the number or kind or class of Shares purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

5.4	Supplements and Amendments

(a)

At any time, the Corporation may, by resolution of the Board, amend this Agreement to correct any clerical or typographical errors or to maintain the validity of this Agreement as a result of any changes in applicable legislation or applicable rules or policies of securities regulatory authorities or stock exchanges, and such amendments shall be in force immediately after such a resolution is passed by the Board.

(b)

Prior to the Separation Time, the Corporation may, by resolution of the Board, and with the prior consent of the holders of Voting Shares obtained as set forth below, supplement or amend this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent is deemed to have been given if the supplement or amendment is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders represented in person or by proxy and entitled to be voted at a meeting of the holders of Voting Shares duly called and held in compliance with applicable laws and the Articles and bylaws of the Corporation.

(c)

After the Separation Time, the Corporation may, by resolution of the Board, and with the prior consent of the holders of Rights obtained as set forth below, supplement or amend this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent is deemed to have been given if provided by the holders of Rights at a Rights Holders’ Special Meeting, which Rights Holders’ Special Meeting is called and held in compliance with applicable laws and regulatory requirements and, to the extent possible, with the requirements in the Articles and by-laws of the Corporation applicable to meetings of holders of Voting Shares varied as the Corporation thinks appropriate. Subject to compliance with any requirements imposed by the foregoing, consent is given if the proposed supplement or amendment, is approved by the affirmative vote of a majority of the votes cast by holders of Rights (other than holders of Rights whose Rights have become void pursuant to Subsection 3.1(b)), represented in person or by proxy at the Rights Holders’ Special Meeting.

(d)

Notwithstanding anything in this Section 5.4 to the contrary, no such supplement or amendment shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent to such supplement or amendment.

(e)

Any supplement to or amendment to this Agreement is subject to the approval of the TSX or such other stock exchange on which the Corporation’s shares may be listed at the time of the supplement or amendment.

(f)

Any amendments to this Agreement made pursuant to Subsection 5.4(a) which are required to maintain the validity of this Agreement as a result of any changes in applicable legislation or applicable rules or policies of securities regulatory authorities or stock exchanges shall:

(i)

if made before the Separation Time, be submitted to the shareholders of the Corporation at the next meeting of shareholders and the shareholders may, by a vote of the majority referred to in Subsection 5.4(b), confirm or reject such amendment; and

(ii)

if made after the Separation Time, be submitted to holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of shareholders of the Corporation and the holders of Rights may, by a vote of the majority referred to in Subsection 5.4(c), confirm or reject such amendment.

Any such amendment shall be effective from the date of the resolution of the Board adopting such amendment, until it is confirmed or rejected in accordance with this Subsection 5.4(f) or until it ceases to be effective (as described below) and, where such amendment is confirmed, it continues in effect in the form so confirmed. If such amendment is rejected by shareholders or holders of Rights or is not submitted to shareholders or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted or from and after the date of the meeting of holders of Rights that should have been but was not held, and no subsequent resolution of the Board to amend this Agreement to substantially the same effect shall be effective until confirmed by shareholders or holders of Rights, as the case may be.

5.5	Fractional Rights and Fractional Common Shares

(a)

The Corporation shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights or to pay any amount to a holder of record of Rights Certificates in lieu of such fractional Rights.

(b)

The Corporation shall not be required to issue fractions of Common Shares upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares. In lieu of issuing fractional Common Shares, the Corporation shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided, an amount in cash equal to the same fraction of the Market Price of one Common Share that the fraction of a Common Share that would otherwise be issuable upon the exercise of such Right is of a whole Common Share.

5.6	Rights of Action

Subject to the terms of this Agreement, rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights, and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Corporation to enforce, or otherwise act in respect of, such holder’s right to exercise such holder’s Rights in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

5.7	Non-Canadian or United States Holders

If in the opinion of the Board (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance by the Corporation with the securities laws or comparable legislation of a jurisdiction outside Canada or the United States, the Board acting in good faith may take such actions as it may deem appropriate to ensure that such compliance is not required, including without limitation establishing procedures for the issuance to a Canadian resident Fiduciary of Rights or securities issuable on exercise of Rights, the holding thereof in trust for the Persons entitled thereto (but reserving to the Fiduciary or to the Fiduciary and the Corporation, as the Corporation may determine, absolute investment discretion with respect thereto) and the sale thereof and remittance of the proceeds of such sale, if any, to the Persons entitled thereto. In no event has the Corporation or the Rights Agent an obligation to issue or deliver Rights or securities issuable on exercise of Rights to Persons who are citizens, residents or nationals of any jurisdiction other than Canada and the United States, in which jurisdiction such issue or delivery would be unlawful without registration of the relevant Persons, securities or issue or delivery for such purposes.

5.8	Notices

Any notice, demand or other communication required or permitted to be given or made by the Rights Agent or by the holder of any Rights to or on the Corporation or by the Corporation or by the holder of any Rights to or on the Rights Agent shall be in writing and shall be well and sufficiently given or made if:

(a) delivered in person during normal business hours on a Business Day and left with the receptionist or other responsible employee at the relevant address set forth below; or

(b) except during any general interruption of postal services due to strike, lockout or other cause, sent by first-class mail; or

(c) sent by telegraph, facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing as aforesaid;

if to the Corporation, addressed to it at:

95 Skyway Avenue
Toronto, Ontario M9W 4Y9

Attention: President
Fax. No.: (416) 595-0627

and if to the Rights Agent, addressed to it at:

Computershare Investor Services Inc.
100 University Avenue, 8th Floor
Toronto, Ontario M5J 2Y1

Attention: Stock Transfer Services
Fax No.: (416) 981-9800

Notices, demands or other communications required or permitted to be given or made by the Corporation or the Rights Agent to or on the holder of any Rights shall be in writing and shall be well and sufficiently given or made if delivered personally to such holder or delivered or mailed by first class mail to the address of such holder as it appears on the Rights Register maintained by the Rights Registrar, or, prior to the Separation Time, in the register of Shareholders maintained by the transfer agent for the Common Shares.

Any notice so given or made shall be deemed to have been given and to have been received on the day of delivery, if so delivered; on the third Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout, or other cause) following the mailing thereof, if so mailed; and on the day of telegraphing, telecopying or sending of the same by other means of recorded electronic communication (provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter). Each of the Corporation and the Rights Agent may from time to time change its address for notice by notice to the other given in the manner aforesaid.

5.9	Compliance with Anti-Money Laundering Legislation

The Rights Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Rights Agent reasonably determines that such an act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Rights Agent reasonably determine at any time that its acting under this Agreement has resulted in it being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days’ prior written notice to the Corporation, provided: (i) that the Rights Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Rights Agent’s satisfaction within such 10 day period, then such resignation shall not be effective.

5.10	Fiduciary Duties of the Directors

Nothing contained herein shall be construed to suggest or imply that the Board shall not be entitled to recommend that holders of the Voting Shares and/or Convertible Securities reject or accept any Take-over Bid or take any other action including the commencement, prosecution, defence or settlement of any litigation and the solicitation of additional or alternative Take-over Bids or other proposals to shareholders that the directors believe are necessary or appropriate in the exercise of their fiduciary duties.

5.11	Privacy Legislation

The parties acknowledge that federal and/or provincial legislation that addresses the protection of individual’s personal information (collectively, "Privacy Laws") applies to obligations and activities under this Agreement. Despite any other provision of this Agreement, neither party will take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. The Corporation will, prior to transferring or causing to be transferred personal information to the Rights Agent, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or will have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Rights Agent will use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws.

5.12	Costs of Enforcement

The Corporation agrees that if the Corporation fails to fulfil any of its obligations pursuant to this Agreement, then the Corporation shall reimburse the holder of any Rights for the costs and expenses (including reasonable legal fees) incurred by such holder and actions to enforce his rights pursuant to any Rights or this Agreement.

5.13	Successors

All the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

5.14	Benefits of this Agreement

Nothing in this Agreement shall be construed to give to any Person other than the Corporation, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the holders of the Rights.

5.15	Governing Law

This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Ontario and for all purposes shall be governed by and construed in accordance with the laws of such Province applicable to contracts to be made and performed entirely within such Province.

5.16	Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.17	Severability

If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such Jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

5.18	Determinations and Actions by the Board

All actions, calculations and determinations (including all omissions with respect to the foregoing) in connection with the administration of this Agreement which are done or made by the Board, in good faith, shall not subject the Board to any liability to the holders of the Rights.

5.19	Regulatory Approvals

Any obligation of the Corporation or action or event contemplated by this Agreement, or any amendment or supplement to this Agreement, shall be subject to receipt of any requisite approval or consent from any governmental or regulatory authority or stock exchange having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

5.20	Effective Date

Subject to Section 5.20(b), this Agreement:

(a)

Shall be effective and in full force and effect in accordance with its terms from and after the Effective Date and shall constitute the entire agreement between the parties pertaining to the subject matter hereof as of the Effective Date; and shall expire and be of no further force of effect from and after the Expiration Time.

(b)

Notwithstanding Section 5.20(a), if the Agreement is not ratified and confirmed by a resolution passed by a majority of the votes cast by Independent Shareholders who vote in respect of ratification and confirmation of this Agreement at a meeting of the holders of Voting Shares called for such purpose and held within six months of the Effective Date, then all outstanding Rights and this Agreement shall terminate and be null and void and of no further force and effect from and after the earlier of the date of such meeting or any adjournment thereof and the date that is six months from the Effective Date.

TRILLIUM THERAPEUTICS INC.

By:	/s/ Niclas Stiernholm
Niclas Stiernholm
President and Chief Executive Officer

By:	/s/ James Parsons
James Parsons
Chief Financial Officer

COMPUTERSHARE INVESTOR SERVICES INC.

By:	/s/ Josette Koffyberg
Josette Koffyberg, Relationship Manager

By:	/s/ Bryce Dochert
Bryce Docherty, Relationship Manager

EXHIBIT A

[Form of Rights Certificate]

Certificate No.   __________________Rights

THE RIGHTS ARE SUBJECT TO REDEMPTION ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN THE RIGHTS AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR ANY PERSON ACTING JOINTLY OR IN CONCERT WITH AN ACQUIRING PERSON OR WITH AN ASSOCIATE OR AFFILIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR TRANSFEREES OF ANY OF THE FOREGOING WILL BECOME VOID WITHOUT FURTHER ACTION.

RIGHTS CERTIFICATE

This certifies that ______________________ , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of a Rights Agreement, dated as of September 16, 2013, as amended on June 3, 2014 (the “Rights Agreement”) between Trillium Therapeutics Inc. (the “Corporation”) and Computershare Investor Services Inc., as Rights Agent, to purchase from the Corporation at any time after the Separation Time and prior to the Expiration Time (as such terms are defined in the Rights Agreement), one fully paid common share in the capital of the Corporation (a “Common Share”) (subject to adjustment as provided in the Rights Agreement) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with a duly completed and executed Form of Election to Exercise at the principal office of the Rights Agent in the City of Toronto, Canada. The Exercise Price shall initially be $100 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.

This Rights Certificate is subject to all the terms, provisions and conditions of the Rights Agreement which terms, provisions and conditions are hereby incorporated herein by this reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, the Corporation and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the registered office of the Corporation and are available upon written request.

This Rights Certificate, with or without other Rights Certificates, upon surrender at any office of the Rights Agent or any Co-Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates so surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provision of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Corporation at a redemption price of $0.000001 per Right.

No fractional Common Shares will be issued upon the exercise of any Right or Rights evidenced hereby nor will Rights Certificates be issued for less than one whole Right. In lieu thereof, a cash payment will be made as provided in the Rights Agreement.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the Holder of Common Shares or of any other securities which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights

Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Corporation and its corporate seal.

Date:_________________________________________

ATTEST:	TRILLIUM THERAPEUTICS INC.

By:

By:

Countersigned:

COMPUTERSHARE INVESTOR SERVICES INC.

By:
Authorized Signatory

[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the Rights Certificates.)

FOR VALUE RECEIVED ____________________________________________________________________________________

hereby sells, assigns and transfers

unto ___________________________________________________________________________________________________________________________

(Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _____________________________ Attorney, to transfer the within Rights Certificate on the books of the within-named Corporation, with full power of substitution.

Dated:_________________________________________

Signature Guaranteed:

Signature
(Signature must correspond to name as written upon the
face of this Rights Certificate in every particular,
without alteration or enlargement or any change
whatsoever)

Signatures must be guaranteed by a Schedule 1 Canadian Chartered Bank or a financial institution that is a member of a recognized STAMP, MSP or SEMP Program.

(To be completed if true)

CERTIFICATION

The undersigned hereby represents and certifies, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have not been, Beneficially Owned by an Acquiring Person or any Person acting jointly or in concert with any Acquiring Person or with any Affiliate or Associate thereof (all as defined in the Rights Agreement).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported assignment, the Beneficial Owner of the Rights evidenced by this Rights Certificate will be deemed to be an Acquiring Person or a Person acting jointly or in concert with such Acquiring Person or an Affiliate or Associate of such Acquiring Person (all as defined in the Rights Agreement) and accordingly the Rights evidenced by this Rights Certificate will be null and void.

[To be attached to each Rights Certificate]

FORM OF ELECTION TO EXERCISE

(To be executed if holder desires to exercise the Rights Certificate.)

TO:

The undersigned hereby irrevocably elects to exercise ________________ whole Rights represented by the attached Rights Certificate to purchase the Shares issuable upon the exercise of such Rights and requests that certificates for such Shares be issued in the name of:

Address:

Social Insurance, Social Security or

Other Taxpayer Identification Number: __________________________________________________________________________

If such number of Rights shall not be all the whole Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such whole Rights shall be registered in the name of and delivered to:

Address:

Social Insurance, Social Security or

Other Taxpayer Identification Number: __________________________________________________________________________

Dated:_________________________________________

 Signature Guaranteed:

Signature
(Signature must correspond to name as written upon the
face of this Rights Certificate in every particular,
without alteration or enlargement or any change
whatsoever)

Signatures must be medallion guaranteed by a Schedule 1 Canadian Chartered Bank or a financial institution that is a member of a recognized STAMP, MSP or SEMP Program.

(To be completed if true)

CERTIFICATION

The undersigned hereby represents, for the benefit of all holders of Rights and Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or any Person acting jointly or in concert with any Acquiring Person or with any Affiliate or Associate thereof (all as defined in the Rights Agreement).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported exercise, the Beneficial Owner of the Rights evidenced by this Rights Certificate will be deemed to be an Acquiring Person or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate of an Acquiring Person (all as defined in the Rights Agreement) and accordingly will deem the Rights evidenced by this Rights Certificate will be null and void.